This relates to Preliminary Pricing Supplement No. 15 to the Prospectus dated December 21, 2005 and the Prospectus Supplement dated December 21, 2005



RBC

RBC PRINCIPAL PROTECTED NOTES

LINKED TO A BASKET OF GLOBAL INDICES AND ONE EXCHANGE-TRADED FUND

ISSUER: ROYAL BANK OF CANADA

5 year maturity
100% of the upside
100% principal protection at maturity
No annual fees
Daily secondary market provided

› Take an innovative approach to investing in global equities by offering a return linked to a basket of four global equity indices and one exchange-traded fund while providing 100% principal protection.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-609-6009.

RBC Capital Markets